                                                                  EXHIBIT (a)(1)

                                                           PROSPECTUS SUPPLEMENT
                                        (to Prospectuses dated August 15, 2001)*


                                   ----------

                           CARRIER ACCESS CORPORATION

                                   ----------

       OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS UNDER
                          THE 1998 STOCK INCENTIVE PLAN

                                   ----------

              THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER
                 EXPIRE AT 5:00 P.M., MOUNTAIN DAYLIGHT TIME, ON
                SEPTEMBER 18, 2001 UNLESS THIS OFFER IS EXTENDED.



                                 AUGUST 20, 2001




*THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS DATED AUGUST 15, 2001 RELATING TO THE CARRIER ACCESS CORPORATION 1998 STOCK INCENTIVE PLAN

================================================================================

                           CARRIER ACCESS CORPORATION

                                 AUGUST 20, 2001

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

         THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT
        5:00 P.M., MOUNTAIN DAYLIGHT TIME, ON SEPTEMBER 18, 2001 UNLESS
                            THIS OFFER IS EXTENDED.

         Carrier Access Corporation ("Carrier Access") is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Carrier Access common stock with an exercise price greater than or equal to $10.00 per share for New Options which we will grant under the Carrier Access Corporation 1998 Stock Incentive Plan, as amended, and as may be amended from time to time (the "1998 Plan"). We are making the offer upon the terms and conditions described in (1) this Offer to Exchange (the "Offer to Exchange");
(2) the related memorandum from Roger L. Koenig dated August 20, 2001 (the "Koenig Memorandum"); (3) the Election Form; and (4) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "Offer," "Exchange Offer" or "Program").

         Eligible employees will receive a number of shares subject to new options (referred to as "New Options", "New Option", "Replacement Option", or "Replacement Options") for every share subject to the options tendered which varies according to the most recent performance rating received by the participant under the Company's performance rating system. Employees who are rated "outstanding" will receive three shares subject to New Options for every four shares subject to options tendered. Employees who are rated "exceeds" will receive two shares subject to New Options for every three shares subject to options tendered. Employees who are rated "key contributor" will receive one share subject to New Options for every two shares subject to options tendered. Employees who are rated "limited" or "missed" are ineligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer. Employees are eligible to participate in the Offer if they are employees of the Company or one of the Company's subsidiaries as of the date the Offer commences and remain employees through the date on which the tendered options are cancelled, but only if they are residents of the United States or are employed by subsidiaries of the Company located in the United States and are subject solely to the tax laws in the United States. In order to receive a New Option, a participant must also remain an eligible employee through the date the New Options are granted. In addition, affiliates of the Company, which include members of the Board of Directors and executive officers of the Company listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Offer. Subject to the terms and conditions of this Offer, we will grant the New Options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date (as defined below), we presently expect to grant the New Options on March 20, 2002. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by Carrier Access through the Offer will be cancelled promptly after 5:00 p.m. Mountain Daylight Time on the date the Offer ends. The Offer is presently scheduled to expire on September 18, 2001 (the "Expiration Date"), and we expect to cancel options on September 19, 2001, or promptly thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE. Since we presently expect to cancel all tendered options on September 19, 2001, this means that if you participate in the Offer, you will be required to tender all options granted to you since March 18, 2001.

         The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         You may participate in the Offer if you hold options to purchase Common Stock of the Company granted at an exercise price greater than or equal to $10.00 per share, and you meet the following criteria as of the date the Offer commences and through the Cancellation Date:

         o your most recent performance rating under the Company's performance rating system was "outstanding," "exceeds" or "key contributor;" and

         o you are an employee of Carrier Access Corporation or one of our subsidiaries residing or working in the United States and are subject solely to the tax laws of the United States.

         Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Offer. Employees whose most recent performance rating under the Company's performance rating system was "limited" or "missed" are not eligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer. Please note that in order to receive a new option pursuant to this offer, you must continue to be an eligible employee as of the date on which the New Option are granted, which will be at least six months and one day after the Cancellation Date.

         If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of the Offer, we will grant you New Option under the 1998 Plan. Any New Option granted under the 1998 Plan will be subject to the terms and conditions of the 1998 Plan.

         o Eligible employees who were granted options under the 1995 Plan should note that because they will be granted New Options under the 1998 Plan and the form of option agreement thereunder, the terms and conditions of any New Option grant they receive may differ from the terms and conditions of the options they tender.

         The exercise price per share of the New Options will be 100% of the fair market value of Carrier Access common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the New Options.

         Each New Option granted will vest in accordance with the vesting schedule of the cancelled options, except that vesting will be suspended during the period between the cancellation of the Old Options and the grant of the New Options. Accordingly, each New Option granted will vest as follows:

         o the proportion of shares that will be fully vested on the date of grant of the New Options will be equal to the proportion of shares that was fully vested on the date the Old Options were cancelled; and

         o all remaining unvested options on the date the Old Options are cancelled will recommence vesting on the date of grant of the New Options, with a vesting schedule that is equivalent to the vesting schedule in place before the old option was cancelled (except that vesting will be suspended during the period between the cancellation of the old option and the grant of the New Option).

         For example:

         o An employee cancels an option that is 7/16th vested at the time of cancellation.

         o        The new grant occurs 6 months and one day after cancellation.

         o The Replacement Option will be 7/16th vested with respect to the proportion of the total shares that were vested under the cancelled option. The remaining shares recommence vesting at the time of grant of the New Option on the same schedule as the total shares not vested under the cancelled option.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         Shares of Carrier Access common stock are traded on the Nasdaq National Market under the symbol "CACS." On August 15, 2001, the closing price of our common stock reported on the Nasdaq National Market was $4.55 per share.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the Offer or requests for assistance or for additional copies of (1) this Offer to Exchange; (2) the Koenig Memorandum; (3) the Election Form; and (4) the Notice to Withdraw from the Offer to:

         Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301 (telephone: (303) 218-5767).

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, courier or hand deliver it and any other required schedules to KATY FASSETT, INVESTOR RELATIONS SPECIALIST AT FAX NUMBER (303) 218-5797, CARRIER ACCESS CORPORATION, 5395 PEARL PARKWAY, BOULDER, CO 80301, ON OR BEFORE 5:00 P.M. MOUNTAIN DAYLIGHT TIME ON SEPTEMBER 18, 2001.

         We are not making the Offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to optionholders in any of these jurisdictions.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM ROGER L. KOENIG DATED AUGUST 20, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY CARRIER ACCESS.

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----

SUMMARY TERM SHEET....................................................................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER..........................................................................11

ECONOMIC RISKS.......................................................................................................11

TAX-RELATED RISKS FOR U.S. RESIDENTS.................................................................................12

BUSINESS-RELATED RISKS...............................................................................................13

INTRODUCTION.........................................................................................................13

THE OFFER............................................................................................................16
1.       Eligibility.................................................................................................16
2.       Number of options; expiration date..........................................................................16
3.       Purpose of the Offer........................................................................................18
4.       Procedures for tendering options............................................................................18
5.       Withdrawal Rights and Change of Election....................................................................19
6.       Acceptance of options for exchange and issuance of New Options..............................................20
7.       Conditions to the Offer.....................................................................................22
8.       Price range of shares underlying the options................................................................23
9.       Source and amount of consideration; terms of New Options....................................................24
10.      Information concerning Carrier Access.......................................................................28
11.      Interests of directors and officers; transactions and arrangements concerning the options...................29
12.      Status of options acquired by us in the Offer; accounting consequences of the Offer.........................29
13.      Legal matters; regulatory approvals.........................................................................30
14.      Material U.S. Federal Income Tax Consequences...............................................................30
15.      Extension of Offer; termination; amendment..................................................................32
16.      Fees and expenses...........................................................................................33
17.      Additional information......................................................................................33
18.      Financial Information.......................................................................................34
19.      Miscellaneous...............................................................................................35

SCHEDULE A INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS OF CARRIER
         ACCESS CORPORATION...........................................................................................1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Koenig Memorandum, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Koenig Memorandum, the Election Form and the Notice to Withdraw from the Offer, as well as our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, both of which are being delivered to eligible employees with this Offer to Exchange, and contain important financial and other information about us. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE CARRIER ACCESS OFFERING TO EXCHANGE?

         For eligible employees, we are offering to exchange outstanding, unexercised options to purchase shares of common stock of Carrier Access with an exercise price greater than or equal to $10.00 per share which are held by eligible employees and issued under:

         o the Carrier Access Corporation 1998 Stock Incentive Plan, as amended, and as may be further amended from time to time (the "1998 Plan"); and

         o the Carrier Access Corporation 1995 Stock Incentive Plan (the "1995 Plan").

         Stock options granted pursuant to the Millennia Systems, Inc. Nonqualified Stock Option Plan were assumed by Carrier Access at an exercise price less than $10.00 per share, and will consequently not be affected in any way by this option Exchange Offer.

         The above option plans are collectively referred to in this Offer to Exchange as the "Option Plans." We will exchange eligible options issued under the Option Plans for New Options we will grant under the 1998 Plan, (referred to as "New Options" or "Replacement Options") and they will be subject to the terms and conditions of the plan they are issued from. (Page 24)

WHO IS ELIGIBLE TO PARTICIPATE?

         You may participate in the Offer if you hold options to purchase Common Stock of the Company granted at an exercise price greater than or equal to $10.00 per share, and you meet the following criteria as of the date the Offer commences and through September 19, 2001 (the "Cancellation Date"):

         o your most recent performance rating under the Company's performance rating system was "outstanding," "exceeds" or "key contributor;" and

         o you are an employee of Carrier Access or one of our subsidiaries residing or working in the United States and are subject only to the tax laws of the United States.

         Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Offer. Employees whose most recent performance rating under the Company's performance rating system was "limited" or "missed" are not eligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer.

         In order to receive a New Option, you must remain an eligible employee as of the date the New Options are granted, which will be at least six months and one day after the Cancellation Date. If we do not extend the offer period beyond September 18, 2001, the New Options will be granted on March 20, 2002. (Page 16)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

         No employees outside the United States are eligible to participate.

WHY IS CARRIER ACCESS MAKING THE OFFER?

         We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing contributions to the success of our company. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for New Options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 18)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The conditions to the Offer are described in Section 7 of this Offer to Exchange. (Page 22)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         In order to receive a grant of New Options through the Offer and under the terms of the 1998 Plan, you must continue to be employed by Carrier Access or one of its subsidiaries as of the date the New Options are granted.

         As discussed below, subject to the terms of this Offer, we will not grant the New Options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Carrier Access or one of its subsidiaries through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 16)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         You will receive a number of shares subject to New Options for every share subject to the options tendered which varies according to your most recent performance rating under the Company's performance rating system. Employees who are rated "outstanding" will receive three shares subject to New Options for every four shares subject to options tendered. Employees who are rated "exceeds" will receive two shares subject to New Options for every three shares subject to options tendered. Employees who are rated "key contributor" will receive one share subject to New Options for every two shares subject to options tendered. Employees who are rated "limited" or "missed" will be ineligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer. New options will be granted under the 1998 Plan unless prevented by law or applicable regulations, and will be governed by the terms and conditions of the 1998 Plan. All New Options will be subject to a new option agreement between you and us. You must execute the new option agreement under the 1998 Plan, which may have different terms and conditions from the option agreement for your Old Options, before receiving New Options. (Page 16)

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will not grant the New Options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors will select the actual grant date for the New Options. If we cancel tendered options on September 19, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the Offer), the New Options will not be granted until March 20, 2002. However, if we extend the Offer, the New Options will be granted on a later date. You must be an eligible employee on the date New Options are granted in order to be eligible to receive them. (Page 20)

WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the New Options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the New Options as variable awards. This means that we would be required to record the non-cash accounting impact of market decreases and increases in the company's share price as a compensation expense for the New Options issued under this Offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to treat the New Options as variable awards. (Page 29)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         No. If we accept options you tender in the Offer, you may not receive any other option grants before you receive your New Options. We will defer until the grant date of your New Options any grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the New Option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Page 21)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

         Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page
20)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the New Options will be 100% of the fair market value of Carrier Access common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the New Options.

         Accordingly, we cannot predict the exercise price of the New Options. Because we will not grant New Options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.
(Page 23)

WHAT HAPPENS IF THE FAIR MARKET VALUE OF CARRIER ACCESS COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS IS HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS?

         THERE IS A RISK THAT THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS WILL BE HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS. IN THAT EVENT, THE NEW OPTIONS YOU WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN THE OLD OPTIONS YOU WILL HAVE HAD CANCELLED.

WHEN WILL THE NEW OPTIONS VEST?

         Each New Option granted will vest in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options but will not receive credit for the period between the cancellation of the tendered options and the grant of the New Options.

         Each New Option granted will vest as follows:

         o the proportion of shares that will be fully vested on the date of grant of the New Options will be equal to the proportion of shares that was fully vested on the date the Old Options were cancelled, and

         o all remaining unvested options on the date the Old Options are cancelled will recommence vesting on the date of grant of the New Options, with a vesting schedule that is equivalent to the vesting schedule in place before the old option was cancelled (except that vesting will be suspended during the period between the cancellation of the old option and the grant of the New Option).

                  The following is an illustrative example:

         o An employee cancels an option that is 7/16th vested at the time of cancellation.

         o        The new grant occurs 6 months and one day after cancellation.

         o The Replacement Option will be 7/16th vested with respect to the proportion of the total shares that were vested under the cancelled option. The remaining shares recommence vesting at the time of grant of the New Option on the same schedule as the total shares not vested under the cancelled option.

         (Page 25)

WHAT IF CARRIER ACCESS ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

         It is possible that, prior to the grant of New Options, we might effect or enter into an agreement for a merger or other similar transaction. The Promise to Grant Stock Option(s) that we will give you in connection with the exchange of the cancelled options is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the Replacement Option you would receive under this Offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

         You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the New Options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Options for that transaction. Optionholders who do not tender their Old Options in connection with this Exchange Offer will have their outstanding options treated in accordance with the terms of the plan under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this Exchange Offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered.

         PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

         (Page 27)

ARE THERE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

         Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant New Options to you if we are prohibited in the near future by applicable law or regulations from doing so. Such a prohibition could result from changes in the Securities and Exchange Commission rules, regulations or policies, Nasdaq listing requirements, accounting rules or foreign laws. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period after the date that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the New Options), you will not be granted a New Option. We do not anticipate any such prohibitions. (Page 22)

         Also, if you are no longer an eligible employee on the date we grant New Options, you will not receive any New Options. (Page 17)

IF I CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

         Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each option grant or none of those shares. For example and except as otherwise described below, if you hold
(1) an option to purchase 1,000 shares at $12.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $11.00 per share and (3) an option to purchase 2,000 shares at an exercise price of $11.50 per share, you may tender:

         o        none of your options,

         o options with respect to the 300 remaining unexercised shares under the first option grant,

         o options with respect to all 1,000 shares under the second option grant,

         o options with respect to all 2,000 shares under the third option grant,

         o options with respect to all unexercised shares under two of the three option grants, or

         o        all options under all three of the option grants.

         You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 21)

         If you decide to tender any of your options, then you must also tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in December 2000 and a grant in April 2001 and you want to tender your December 2000 option grant, you would also be required to tender your April 2001 option grant. (Page 21).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

         You should note that, if you are a employee who resides in the Unites States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this Offer to exchange options.

         However, the IRS may characterize this Offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options eligible for tender. HOWEVER, A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you are a United States resident employee and you exchange your current options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes. Further, at the grant date of the New Options you should not be required under current law to recognize income for U.S. federal income tax purposes.

         We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer.

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         If your current options are incentive stock options, your New Options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 31)

IF MY CURRENT OPTIONS ARE NON-QUALIFIED STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS?

         If your current options are non-qualified stock options, your New Options will be granted as non-qualified stock options.

WHEN WILL MY NEW OPTIONS EXPIRE?

         Your New Options will expire on the earlier of:

         o        five years from the date they are granted; or

         o        upon termination of your employment with Carrier Access. (Page
                  25)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The Offer expires on September 18, 2001, at 5:00 p.m., Mountain Daylight Time, unless we extend it. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Mountain Daylight Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 32)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before 5:00 p.m., Mountain Daylight Time, on September 18, 2001 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax # (303) 218-5797), courier or hand delivery to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301. This is a one-time Offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the Offer. (Page 18)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options, and reject our Offer, at any time before the Offer expires at 5:00 p.m., Mountain Daylight Time, on September 18, 2001. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this Offer, if we have not accepted and cancelled your tendered options by October 16, 2001, you may withdraw your tendered options at any time after October 16, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (303) 218-5797), courier or hand delivery to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may retender options only by again following the delivery procedures described above. (Page
19)

         Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the Offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

CAN I CHANGE MY ELECTION REGARDING PARTICULAR OPTIONS I TENDERED?

         Yes, you may change your election regarding particular options you previously tendered at any time before the Offer expires at 5:00 p.m., Mountain Daylight Time, on September 18, 2001. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via facsimile (fax # (303) 218-5797), courier or hand delivery to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder CO, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. (Page 19)

IS THIS A REPRICING?

         This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Carrier Access would have a variable accounting charge against earnings.

WHY CAN'T CARRIER ACCESS JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

         In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

         Because of the large number of underwater options currently outstanding at Carrier Access, a total grant of additional options would have severe negative impact on Carrier Access's dilution, outstanding shares and earnings per share. Additionally, Carrier Access has a limited pool of options that it is allowed to grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

WOULDN'T IT BE EASIER TO JUST QUIT CARRIER ACCESS AND THEN GET REHIRED?

         This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option Cancellation Date. Again, such a repricing would cause Carrier Access to incur a variable accounting charge against earnings. In addition, by leaving Carrier Access and being rehired later, you would not receive credit for prior service for vesting purposes.

CAN I HAVE SOME EXAMPLES OF HOW THE OFFER TO EXCHANGE MIGHT WORK?

Example 1:

         Assumptions:

         Your Hire Date: September 5, 2000

         Your Original Stock Option: 5,000 shares

         Your Original Stock Option Price: $12.00

         Your Original Vesting Schedule: 1,000 shares vest September 5, 2001, then quarterly thereafter until fully vested in September 2004 or until termination of employment.

         Your Performance rating: Outstanding

         Hypothetical Stock Price on New Options Grant Date, March 20, 2002: $8

         Using the above assumptions for the sake of illustrating the Offer to exchange, we would cancel your original stock option on September 19, 2001. On the replacement grant date, which would be March 20, 2002, we would grant you a New Option for 3,750 shares, and in this example using the purely hypothetical stock price of $8, your new exercise price would be $8. The vesting schedule for this New Option will be the same as for the prior option; however, the vesting of the New Option is suspended during the six-month and one-day period preceding the grant date of the New Option. Therefore, based on the ratio applicable to the exchange of your Old Option, you will have 750 vested shares on March 20, 2002, and will vest quarterly thereafter.

Example 2:

         Assumptions:

         Your Hire Date: November 10, 2000

         Your Original Stock Option: 5,000 shares

         Your Original Stock Option Price: $12

         Your Original Vesting Schedule: 1,000 shares vest November 10, 2001, then quarterly thereafter until fully vested in November 2004 or until termination of employment.

         Your Performance Rating: Key Contributor

         Hypothetical Stock Price on New Options Grant Date, March 20, 2002:
         $14.00

         Using the above assumptions for the sake of illustrating the Offer to exchange, we would cancel your original stock option on September 19, 2001. On the replacement grant date, we would grant you a New Option for 2,500 shares, and in this example using the purely hypothetical stock price of $14, your new exercise price would be $14. (Please note that this is higher than your original stock option price.) Your New Option will not accrue any vesting between the Cancellation Date and the replacement grant date.

WHAT DO CARRIER ACCESS AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved Carrier Access's decision to make the Offer, neither Carrier Access nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

         Katy Fassett
         Carrier Access Corporation
         5395 Pearl Parkway
         Boulder, CO  80301
         (303) 218-5767

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Factors that May Affect Future Results" in Carrier Access's quarterly report on Form 10-Q filed August 14, 2001 highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, along with the memorandum from Roger L. Koenig dated August 20, 2001, the Election Form, and the Notice to Withdraw from the Offer, for a fuller discussion of the risks which may apply to you before deciding to participate in the Exchange Offer.

                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY ADDITIONAL OPTION GRANTS UNTIL MARCH 20, 2002, AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any additional option grants until March 20, 2002 at the earliest.

IF CARRIER ACCESS'S STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS COULD BE WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU RECEIVED IN EXCHANGE FOR THEM.

         For example, if you cancel options with an $11 exercise price, and Carrier Access's stock appreciates to $14 when the replacement grants are made, your Replacement Option will have a higher exercise price than the cancelled option.

IF YOU ELECT TO EXCHANGE ANY OPTIONS, YOU WILL RECEIVE FEWER SHARES UNDER THE NEW OPTIONS THAN YOU HAD UNDER THE CANCELLED OPTIONS.

         Under the terms of the Exchange Offer, you will receive a number of shares subject to New Options for every share subject to the options tendered which varies according to the most recent performance rating you receive under the Company's performance rating system. Employees who are rated "outstanding" will receive three shares subject to New Options for every four shares subject to options tendered. Employees who are rated "exceeds" will receive two shares subject to New Options for every three shares subject to options tendered. Employees who are rated "key contributor" will receive one share subject to New Options for every two shares subject to options tendered. Employees who are rated "limited" or "missed" are ineligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

         Once your option is cancelled, it has been eliminated completely. Accordingly, if your employment terminates for any reason prior to the grant of the Replacement Option, you will have the benefit of neither the cancelled option nor the Replacement Option.

IF YOUR EMPLOYMENT TERMINATES AS PART OF A REDUCTION-IN-FORCE PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

         Carrier Access's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, Carrier Access may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the Replacement Option.

IF YOUR EMPLOYMENT TERMINATES AS A RESULT OF AN ACQUISITION OR MERGER OF CARRIER ACCESS PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

         If Carrier Access is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of New Options under this option exchange program. Termination for this or any other reason before the Replacement Option is granted means that you will not receive the Replacement Option, nor will you receive any other consideration for the options that were cancelled.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this Offer to exchange options. However, the IRS may characterize this Offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options eligible for tender. A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTION'S HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION.

         WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

                             BUSINESS-RELATED RISKS

         For a description of risks related to Carrier Access's business, please see Section 19 of this Offer to Exchange.


                                  INTRODUCTION

         Carrier Access Corporation ("Carrier Access," or the "Company") is offering to exchange certain outstanding, unexercised options to purchase shares of common stock of Carrier Access with an exercise price greater than or equal to $10.00 per share issued under (1) the Carrier Access Corporation 1998 Stock Incentive Plan, as amended, and as may be further amended from time to time (the "1998 Plan") and (2) the Carrier Access Corporation 1995 Stock Incentive Plan (the "1995 Plan" and, together with the 1998 Plan the "Option Plans") which are held by eligible employees, for New Options we will grant under the 1998 Plan. Stock options granted pursuant to the Millennia Systems, Inc. Nonqualified Stock Option Plan were assumed by Carrier Access at an exercise price less than $10.00 per share, and will consequently not be affected in any way by this option Exchange Offer.

         An "eligible employee" refers to any of the following eligible persons who hold options to purchase Common Stock of the Company granted at an exercise price greater than or equal to $10.00 per share, and are employees as of the date the Offer commences and through the Cancellation Date (as defined below) and are not subject to the tax laws in any other country:

         o an employee whose most recent performance rating under the Company's performance rating system was "outstanding," "exceeds" or "key contributor," and who is employed by Carrier Access or one of our subsidiaries residing or working in the United States.

         Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Exchange Offer. Employees whose most recent performance rating under the Company's performance rating system was "limited" or "missed" are not eligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer.

         We are making the Offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Roger L. Koenig dated August 20, 2001 (the "Koenig Memorandum"), the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "Offer," "Exchange Offer" or "program").

         Each eligible employee who accepts the Offer will receive one share subject to the New Options for each share subject to the options tendered.

         Subject to the terms and conditions of this Offer, we will grant the New Options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the New Options is expected to be March 20, 2002, unless the Offer is extended, in which case the grant date of the New Options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the Offer will be cancelled on the business day following the date the Offer expires or promptly thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on September 19, 2001, which means that if you participate in the Offer, you will be required to tender all options granted to you since March 20, 2001.

         The Offer is not conditioned on a minimum number of options being tendered. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you New Options under the 1998 Plan. Any New Options granted under the 1998 Plan will be subject to the terms and conditions of the 1998 Plan.

         o Eligible employees who were granted options under the 1995 Plan should note that because they will be granted New Options under the 1998 Plan and the form of option agreement thereunder, the terms and conditions of any New Option grant they receive may differ from the terms and conditions of the options they tender.

         The exercise price per share of the New Options will be 100% of the fair market value of Carrier Access common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the New Options.

         The New Options will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each New Option granted will vest as follows:

         o the proportion of shares that will be fully vested on the date of grant of the New Options will be equal to the proportion of shares that was fully vested on the date the Old Options were cancelled, and

         o for all options, all unvested shares on the date the options are cancelled that would have been fully vested on the date the New Options are granted (at least six months and one day from the date the options are cancelled) will be fully vested, and

         o all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect (except that vesting will be suspended during the period between the cancellation of the old option and the grant of the New Option).

                  For example:

                  o An employee cancels an option that is 7/16th vested at the time of cancellation.

                  o The new grant occurs 6 months and one day after cancellation.

                  o The Replacement Option will be 7/16th vested with respect to the proportion of the total shares that were vested under the cancelled option. The remaining shares recommence vesting at the time of grant of the New Option on the same schedule as the total shares not vested under the cancelled option.

As of August 15, 2001, options to purchase approximately 4,172,215 of our shares were issued and outstanding, of which options to purchase approximately 1,781,619 of our shares, constituting approximately 43%, were held by eligible employees.

                                    THE OFFER

1.       Eligibility.

         Eligible employees may participate in this Offer. An "eligible employee" refers to any of the following persons who hold options to purchase Common Stock of the Company granted at an exercise price greater than or equal to $10.00 per share, are employees as of the date the Offer commences and through the Cancellation Date and are not subject to the tax laws in any other country:

         o an employee whose most recent performance rating under the Company's performance rating system was "outstanding," "exceeds" or "key contributor," and who is employed by Carrier Access Corporation or one of our subsidiaries residing or working in the United States.

         Our affiliates, which include the members of our Board of Directors and our executive officers listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Exchange Offer. Employees whose most recent performance rating under the Company's performance rating system was "limited" or "missed" are not eligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the exchange offer, and are therefore not eligible to participate in the Exchange Offer.

         In order to receive a New Option, you must continue to be an eligible employee as of the date the New Options are granted, which will be at least six months and one day after the Cancellation Date. If Carrier Access does not extend the Offer period, the New Options will be granted on March 20, 2002.

         Every eligible outstanding, unexercised option to purchase Carrier Access Common Stock with an exercise price greater than or equal to $10.00 per share granted under (1) the Carrier Access Corporation 1998 Stock Incentive Plan, as amended, and as may be further amended from time to time (the "1998 Plan") and (2) the Carrier Access Corporation 1995 Stock Incentive Plan (the "1995 Plan" and, together with the 1998 Plan, the "Option Plans") may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entire portion of the option grant that remains outstanding and unexercised. Stock options granted pursuant to the Millennia Systems, Inc. Nonqualified Stock Option Plan were assumed by Carrier Access at an exercise price less than $10.00 per share, and will consequently not be affected in any way by this option Exchange Offer.

2.       Number of options; expiration date.

         Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options granted pursuant to the Option Plans held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for New Options. We will not accept partial tenders of option grants for portions of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the unexercised shares subject to each of your eligible option grants. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We presently expect to cancel all tendered options on September 19, 2001, which means that if you participate in the Offer, you will be required to tender all options granted to you since March 18, 2001.

         If your eligible options are properly tendered and accepted for exchange, these options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive one or more New Options to purchase three shares of common stock in exchange for every four shares subject to the options tendered by you and accepted for exchange if you received a performance rating of "outstanding," two shares of common stock in exchange for every three shares subject to the options tendered by you and accepted for exchange if you received a performance rating of "exceeds," and one share of common stock in exchange for every two shares subject to the options tendered by you and accepted for exchange if you received a performance rating of "key contributor," subject in each case to adjustments for any stock splits, stock dividends and similar events. Employees who are rated "limited" or "missed" are ineligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold exercise price required to participate in the exchange offer, and are therefore not eligible to participate in the Exchange Offer. All New Options will be subject to the terms of the 1998 Plan and to a New Option agreement between you and us. Any New Options granted under the 1998 Plan will be subject to the terms and conditions of the 1998 Plan.

         o Eligible employees who were granted options under the 1995 Plan should note that because they will be granted New Options under the 1998 Plan and the form of option agreement thereunder, the terms and conditions of any New Option grant they receive may differ from the terms and conditions of the options they tender.

         If, for any reason, you do not remain an eligible employee of Carrier Access or its subsidiaries through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the New Options, you will not receive anything for the options that you tendered and we cancelled.

         The term "expiration date" means 5:00 p.m., Mountain Daylight Time, on September 18, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         o we increase or decrease the amount of consideration offered for the options,

         o we decrease the number of options eligible to be tendered in the Offer, or

         o we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 26 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

3.       Purpose of the Offer.

         We issued our currently outstanding options to:

         o provide our employees with additional incentives and to promote the success of our business, and

         o        encourage our employees to continue their employment with us.

         One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Carrier Access. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. It should be noted, however, that because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of our currently outstanding options.

         Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Koenig Memorandum, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.       Procedures for tendering options.

     Proper Tender of Options.

         To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (303) 218-5797), courier or hand delivery to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, along with any other required documents. Katy Fassett must receive all of the required documents before the expiration date. The expiration date is 5:00 p.m. Mountain Daylight Time on September 18, 2001, unless we extend the Offer period.

         THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW WITHIN TWO (2) BUSINESS DAYS OF RECEIPT; IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our right to extend, terminate and amend the Offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the Offer.

5. Withdrawal Rights and Change of Election.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

         You may withdraw your tendered options at any time before 5:00 p.m., Mountain Daylight Time, on September 18, 2001. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the Offer. However, if we have not accepted and cancelled your tendered options for exchange by 5:00 p.m., Mountain Daylight Time, on October 16, 2001, you may withdraw your tendered options at any time after October 16, 2001.

         To validly withdraw tendered options, you must deliver via facsimile (fax # (303) 218-5797), courier or hand delivery to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

         To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile (fax # (303) 218-5797), courier or hand delivery to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

         o        the name of the optionholder who tendered the options,

         o        the grant number of each option to be tendered,

         o        the grant date of each option to be tendered,

         o        the exercise price of each option to be tendered, and

         o the total number of unexercised option shares subject to each option to be tendered.

         If you change your election regarding the tender of certain option grants, your continued participation in the Offer means that you must tender all grants received since March 18, 2001.

         The Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options; however, if the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

         Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

         THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW WITHIN TWO (2) BUSINESS DAYS OF RECEIPT; IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW.

6.       Acceptance of options for exchange and issuance of New Options.

         Upon the terms and conditions of the Offer and promptly following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be September 19, 2001, and you will be granted New Options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

         If your tendered options are incentive stock options, then your newly granted options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under U.S. tax laws on the date of the grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. If your tendered options are non-qualified stock options, then your newly granted options will be non-qualified stock options. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by 5:00 p.m., Mountain Daylight Time, on September 18, 2001 (the scheduled expiration date of the Offer) and are accepted for exchange and cancelled on September 19, 2001, you will be granted new incentive stock options to the maximum extent possible, or non-qualified stock options, as applicable, on or about March 20, 2002, unless this Offer is extended.

         If we accept and cancel options properly tendered for exchange after September 19, 2001, the period in which the New Options will be granted will be similarly delayed. Promptly after the expiration of the Exchange Offer, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than March 20, 2002 covering the appropriate number of shares, calculated according to the number of shares issuable upon exercise of the options cancelled pursuant to this Offer, provided that you remain an eligible employee on the date on which the grant is to be made.

         If we accept options you tender in the Offer, we will defer any grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the New Option grant date, so that you are granted no New Options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer.

         As explained above, your New Options will entitle you to purchase a number of shares of our common stock for each share of common stock subject to the options you tender based upon your most recent performance rating under the Company's performance rating system and will be adjusted for any stock splits, stock dividends and similar events. Employees who are rated "outstanding" will receive three shares subject to New Options for every four shares subject to options tendered. Employees who are rated "exceeds" will receive two shares subject to New Options for every three shares subject to options tendered. Employees who are rated "key contributor" will receive one share subject to New Options for every two shares subject to options tendered. For example, if your old option was for 1,000 shares and you received a performance rating of "key contributor," your New Option will be for 500 shares. If, for any reason, you are not an employee of Carrier Access or its subsidiaries through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered options which have been cancelled pursuant to this Offer.

         Of course, it is possible that, prior to the grant of New Options, we might effect or enter into an agreement such as a merger or other similar transaction, in which case you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the Replacement Option you would receive under this Offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

         We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We presently expect to cancel all tendered options on September 19, 2001, which means that if you participate in the Offer, you will be required to tender all options granted to you since March 18, 2001.

         Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Carrier Access intends to e-mail a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to Katy Fassett, or to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the Offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be September 19, 2001.

7.       Conditions to the Offer.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after August 20, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

         o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of New Options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Carrier Access;

         o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Carrier Access, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

                  (3) materially impair the contemplated benefits of the Offer to Carrier Access; or

                  (4) materially and adversely affect Carrier Access's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Carrier Access;

         o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

         o a tender or exchange Offer for some or all of our shares, or a merger of or acquisition proposal for Carrier Access, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         o any change or changes shall have occurred in Carrier Access's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Carrier Access or may materially impair the contemplated benefits of the Offer to Carrier Access.

         The conditions to the Offer are for Carrier Access's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this
Section 7 will be final and binding upon all persons.

8.       Price range of shares underlying the options.

         The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "CACS." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                                              HIGH           LOW
                                                           ----------     ----------
2001
  Third Quarter (through August 15, 2001)
  Second Quarter .....................................     $   9.4000     $   4.1250
  First Quarter ......................................     $   9.8750     $   4.5000
2000
  Fourth Quarter .....................................     $  23.3125     $   6.4375
  Third Quarter ......................................     $  67.5625     $  19.2500
  Second Quarter .....................................     $  54.3750     $  32.5625
  First Quarter ......................................     $  71.7500     $  42.7500
1999
  Fourth Quarter .....................................     $  71.5000     $  41.2500
  Third Quarter ......................................     $  57.1250     $  30.0000

         As of August 15, 2001, the closing price of our common stock, as reported by the Nasdaq National Market, was $4.55 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.       Source and amount of consideration; terms of New Options.

     Consideration.

         We will issue New Options to purchase shares of common stock under the 1998 Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the New Options to be granted to each optionholder will depend on the number of shares subject to the options tendered. For each option tendered by the optionholder and accepted for exchange and cancelled by us, the number of shares subject to the New Option will vary according to the most recent performance rating received by the participant under the Company's performance rating system and will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events. Employees who are rated "outstanding" will receive three shares subject to New Options for every four shares subject to options tendered. Employees who are rated "exceeds" will receive two shares subject to New Options for every three shares subject to options tendered. Employees who are rated "key contributor" will receive one share subject to New Options for every two shares subject to options tendered. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer we will grant New Options to purchase a maximum of approximately 1,041,800 shares of common stock. Taking into account all the exchange ratios applicable to the New Options, the shares issuable upon exercise of these New Options would equal approximately 4% of the total shares of our common stock outstanding as of August 15, 2001 (including such shares as outstanding for purposes of this calculation).

     Terms of New Options.

         If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you New Options under the 1998 Plan. Any New Options granted under the 1998 Plan will be subject to the terms and conditions of the 1998 Plan. A new option agreement (an "Award Agreement") will be entered into between Carrier Access and each optionholder who has tendered options in the Offer for every New Option granted. The terms and conditions of the New Options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders. You should note the following:

         o Eligible employees who were granted options under the 1995 Plan should note that because they will be granted New Options under the 1998 Plan and the form of option agreement thereunder, the terms and conditions of any New Option grant they receive may differ from the terms and conditions of the options they tender.

         Please read "U.S. Federal Income Tax Consequences" later in this section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. In addition, you should note that because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of the cancelled options. The following descriptions summarize the material terms of the 1998 Plan.

     1998 Plan

         The 1998 Plan consists of five separate equity programs: the Discretionary Option Grant Program, the Salary Investment Option Grant Program, the Stock Issuance Program, the Automatic Option Grant Program and the Director Fee Option Grant Program. New Options will be granted under the Discretionary Option Grant Program.

         The maximum number of shares of Carrier Access's common stock which may currently be issued over the term of the 1998 Plan may not exceed 5,250,000 shares. In addition, the 1998 Plan provides that the number of shares reserved under the 1998 Plan automatically increases annually by the lesser of 562,000 shares or 2.5% of the total amount of fully diluted shares of common stock then outstanding. Further, the number of shares reserved for issuance under the 1998 Plan will be increased by the number of shares represented by grants made under our 1995 Plan which expire, are forfeited or cancelled on or after May 28, 1998. Our 1998 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as non-qualified stock options, as well as the issuance of stock and other securities permitted by the 1998 Plan (together, the "Awards").

     Administration of the 1998 Plan

         The Discretionary Option Grant Program of the 1998 Plan is administered by the Board of Directors of Carrier Access or, at the discretion of the Board, by a committee consisting of two or more non-employee Board members appointed by the Board.

     General Terms of Options Granted under the 1998 Plan

         The terms and conditions of the 1998 Plan are summarized below. In addition, each option will be subject to the terms and conditions of the Award Agreement pursuant to which the option is granted. The form of such Award Agreement and the terms and conditions thereof will be determined from time to time by the Plan Administrator. Such terms and conditions may include, but are not limited to:

         o        vesting schedules,

         o        repurchase provisions,

         o        rights of first refusal,

         o        form of payment,

         o        forfeiture provisions, and

         o        satisfaction of performance criteria.

         Vesting. The vesting schedule of options granted under the 1998 Plan is determined by the Plan Administrator. Options granted by us under the 1998 Plan generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/16th of the shares subject to the option vest each quarter thereafter, provided the employee remains continuously employed by Carrier Access.

         With the exceptions noted below, each New Option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each New Option granted will vest as follows:

         o the proportion of shares that will be fully vested on the date of grant of the New Options will be equal to the proportion of shares that was fully vested on the date the Old Options were cancelled, and

         o All remaining unvested options will have a vesting schedule that is equivalent to the schedule that would have been in place had the cancelled option remained in effect.

         For example:

         o An employee cancels an option that is 7/16th vested at the time of cancellation.

         o        The new grant occurs 6 months and one day after cancellation.

         o The replacement option will be 7/16th vested with respect to the total shares that were vested under the cancelled option. The remaining shares recommence vesting at the time of grant of the New Option on the same schedule as the total shares not vested under the cancelled option.

         Term. The term of each option is determined by the Plan Administrator and stated in the applicable Award Agreement. Options granted under the 1998 Plan generally have a term of five (5) years.

         Exercise or Purchase Price. The exercise price per share for an option will be 100% of the fair market value on the date of grant, as determined by the closing price of Carrier Access's common stock reported by the Nasdaq National Market on the date of grant.

         Transferability. Incentive stock options granted under the Discretionary Option Grant Program are transferable only by will or by the laws of descent and distribution following the optionee's death. Nonqualified stock options granted may be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment will be set forth in documents delivered to the assignee of the options as the Plan Administrator deems appropriate.

         Means of Payment. Payment of the purchase price for shares of Common Stock issued upon exercise of an option may be made by such means as the Plan Administrator determines. Such means may generally include the following:

         o        cash,

         o        check,

         o        full-recourse, interest bearing promissory note, or

         o        any combination of the foregoing.

         Exercise of Options; Dividend and Voting Rights. An option is exercised at such time or times, during such period and for such number of shares as the Plan Administrator sets forth in the documents evidencing the option. Notwithstanding the exercise of an option, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such shares of Common Stock, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to shares underlying such option.

         Termination of Employment. An option may not be exercised after the termination date of the option as set forth in the Award Agreement. After the termination of the optionee's continuous service as an employee, consultant or director of the Company, the participant may exercise his or her option (to the extent that the optionee was entitled to exercise it at the date of termination) only to the extent provided in the Award Agreement. If, after termination, the optionee does not exercise his or her option within the time specified in the Award Agreement, the option shall terminate, and the shares covered by such option shall revert to and again become available for issuance under the 1998 Plan. Where the Award Agreement permits the exercise of the option for a specified period following termination of the optionee's continuous service as an employee, consultant or director of the Company, the option shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option, whichever occurs first. Any option exercisable in whole or in part by the optionee at the time of his or her death may be exercised by his or her beneficiary. If the optionee is terminated for misconduct or engages in misconduct while his or her options are outstanding, then all such options shall terminate immediately and cease to be outstanding.

         If, for any reason, you are not an eligible employee of Carrier Access from the date you tender options through the date we grant the New Options, you will not receive any New Options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the New Options, you will not receive anything for the options that you tendered and which we cancelled.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1998 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         Adjustments Upon Certain Events.

         In the event there is a sale of all or substantially all of our assets or a merger in which Carrier Access is not the surviving entity that occurs BEFORE New Options are granted pursuant to this Offer, the surviving entity will honor any Promises to Grant Stock Option(s), provided that you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the Replacement Option you would receive under this Offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

         If we are acquired AFTER the New Options have been granted through (i) the sale of all or substantially all of our assets, (ii) a merger or other business combination in which the Company is not the surviving entity, (iii) any reverse merger where the Company is the surviving entity but more than 50% of the Company's combined voting power is transferred to a person(s) different from those holding such voting power immediately prior to such acquisition or (iv) an acquisition by any person or related group of persons, other than the Company, of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, then each option then outstanding under the 1998 Plan will become fully exercisable immediately prior such event unless: it is assumed by the successor company or its parent, the option is replaced with a cash incentive program of the successor company which preserves the existing spread at the time of such event, or the applicable Award Agreement provides otherwise. The Plan Administrator has discretion at any time to determine at any time which option or options will automatically accelerate in connection with a change of control, whether or not those options are assumed, or upon an involuntary termination of the optionee's employment within up to eighteen months of a change of control.

         Capital Changes.

         If there is any change in the Common Stock subject to the 1998 Plan, through stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock merger, consolidation, acquisition of the property or equity securities of the Company, any separation of the Company, reorganization, partial or complete liquidation or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock, the Plan Administrator shall make appropriate adjustments, subject to any required stockholder action, to the number of shares covered by each option, the number of shares authorized for issuance under the 1998 Plan, the price per share and any other terms the Plan Administrator determines require adjustment.

         Registration of Option Shares.

         6,199,093 shares of common stock issuable upon exercise of options under our 1998 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options to be granted before the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

         Amendment and Termination.

         The 1998 Plan will continue in effect until May 2008, unless sooner terminated by the Board. The Board may amend the 1998 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the Board or stockholders may alter or impair any option previously granted under the 1998 Plan.

         U.S. Federal Income Tax Consequences under the 1998 Plan.

         You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and the options tendered for exchange, as well as the consequences of accepting or rejecting the New Options under this Offer to exchange. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

         Our statements in this Offer to Exchange concerning the 1998 Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of, the 1998 Plan and the forms of option agreements under the 1998 Plan. Please contact Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301 (telephone: (303) 218-5767), to receive a copy of the 1998 Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.      Information concerning Carrier Access.

         We are an equipment manufacturer that helps more than 1,800 telecommunications companies, including incumbent local exchange carriers, wireless and global providers, and competitive carriers, accelerate service revenue, lower operating costs and extend capital budgets by applying our access and service creation solutions. Carrier Access' products deliver services that include local and long distance voice, high-speed data and Internet services to businesses, government and enterprise end users.

         Our solutions allow service providers to cost-effectively connect end users to their network products, decrease ongoing transmission equipment and maintenance expenses, while enabling new service delivery, such as integrated voice and high speed Internet access.

         Carrier Access' products, include the Access Bank(R), Wide Bank(R), Access Navigator, Adit(TM) 600 and Adit(TM) 105, Broadmore(TM) and Network Valet(TM) are connected to T1, digital subscriber line, digital radio, T3 and optical access networks, and enable high bandwidth digital deployments.

         Our principal executive offices are located at 5395 Pearl Parkway, Boulder, CO 80301, and our telephone number is (303) 442-5455. We were incorporated in Colorado in September 1992 and reincorporated in Delaware in June 1998.

         Please review our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, both of which are being delivered to eligible employees with this Offer to Exchange for important financial and other information about us. Also, see "Additional Information" in Section 17 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and officers; transactions and arrangements concerning the options.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 15, 2001, our directors and executive officers, as a group, beneficially owned options outstanding to purchase a total of 188,808 of our shares, which represented 5% of the shares subject to all options outstanding as of that date. These options to purchase our shares owned by our affiliates, including our directors and executive officers, are not eligible to be tendered in the Offer.

         In the sixty (60) days prior to and including June 30, 2001, the executive officers and directors of Carrier Access had the following transaction(s) in Carrier Access shares:

         o On June 1, 2001, Mark A. Floyd, a Director of the Company, was granted an option to purchase 50,000 shares of the Company's common stock.

         o On May 24, 2001, Joseph Graziano, a Director of the Company, was granted an option to purchase 3,500 shares of the Company's common stock.

         o On May 24, 2001, John W. Barnett, a Director of the Company, was granted an option to purchase 3,500 shares of the Company's common stock.

         Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including June 30, 2001 by Carrier Access or, to our knowledge, by any executive officer, director or affiliate of Carrier Access.

12. Status of options acquired by us in the Offer; accounting consequences of the offer.

         Options we acquire through the Offer which were originally granted under the 1998 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of New Options under the 1998 Plan. Options we acquire through the Offer which were originally granted under the 1995 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of New Options under the 1998 Plan. To the extent these shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Exchange Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         Under the terms of the 1998 Plan, options we acquire through the Offer which were originally granted under the 1995 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of New Options under the 1998 Plan.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

         o we will not grant any New Options to participants in the Exchange Offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

         o the exercise price of all New Options will equal the market value of the shares of common stock on the date we grant the New Options.

13.      Legal matters; regulatory approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in
Section 7.

         If we are prohibited by applicable laws or regulations from granting New Options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we presently expect to grant the New Options, we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any New Options and you will not get any other consideration for the options you tendered.

14.      Material U.S. Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

         Optionholders who exchange outstanding options for New Options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE STRONGLY ADVISE ALL OPTIONHOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         Incentive Stock Options

         Under current law, an optionholder will not realize taxable income upon the grant of an incentive stock option. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

         If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

         o at least two years after the date the incentive stock option was granted, and

         o at least one year after the date the incentive stock option was exercised.

         If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the optionholder at the time of the disposition.

         Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

         Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

         If your current options are incentive stock options, your New Options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the New Options have a higher exercise price than some or all of your current options, the New Options may exceed the limit for incentive stock options.

         PLEASE NOTE: We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

         However, the IRS may characterize this Offer to exchange options as a "modification" of your current incentive stock options, even if you decline to participate in this Exchange Offer. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a

"modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options eligible for tender. A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NON-QUALIFIED STOCK OPTION.

         Non-qualified Stock Options

         Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a non-qualified stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

         We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

         If your current options are non-qualified stock options, your New Options will be granted as non-qualified stock options.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.      Extension of Offer; termination; amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Mountain Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the Offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to Business Newswire.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

         o we increase or decrease the amount of consideration offered for the options;

         o we decrease the number of options eligible to be tendered in the Offer; or

         o we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

16.      Fees and expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

17.      Additional information.

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         (1) Carrier Access's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001;

         (2) Carrier Access's quarterly reports on Form 10-Q for the quarterly periods ended March June 30, 2001, filed with the SEC on May 14 and August 14, 2001, respectively; and

         (3)      Carrier Access's Definitive Proxy Statement Pursuant to
                  Section 14(a) of the Securities Exchange Act of 1934, filed with the SEC on April 18, 2001.

         (3) Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Offer to exchange and before the termination of this Offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.                     7 World Trade Center                   500 West Madison Street
                Room 1024                                Suite 1300                              Suite 1400
         Washington, D.C. 20549                   New York, New York 10048                 Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "CACS," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, or contacting us at (303) 218-5767.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Carrier Access should be read together with the information contained in the documents to which we have referred you.

18.      Financial Information.

         Please review our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, both of which are being delivered to eligible employees with this Offer to Exchange for important financial and other information about us. Also, see "Additional Information" in Section 28 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         Our ratio of earnings to fixed charges was 109.7, 53.4 and (15.6) for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, respectively. Earnings were inadequate to cover fixed charges by $5.5 million for the six months ended June 30, 2001. For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges to pre-tax income (loss). Fixed charges include the interest component of rental expense. Our book value per share was $5.27 as of June 30, 2001.

19.      Miscellaneous.

Notice Concerning Forward-Looking Statements

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Carrier Access or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our quarterly report on Form 10-Q filed on August 14, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

         o Our quarterly results fluctuating significantly, which may prevent us from maintaining our growth rates;

         o Dependence on emerging service providers for substantially all of our business;

         o Customers that are subject to heavy government regulation in the telecommunications industry, which regulatory uncertainty may have a material adverse effect on our business;

         o Highly competitive markets that have many more established competitors;

         o        Substantial dependence on our distribution channels;

         o Substantial dependence on our direct sales and direct customers;

         o Operating results that are substantially dependent on sole and single source suppliers;

         o Unfavorable general economic conditions that could continue to harm our business;

         o Growth that is dependent upon successfully maintaining and expanding our distribution channels and direct sales;

         o Potential difficulty maintaining and expanding our current service provider customer base;

         o Ability to meet customer demand depends on the availability of our components;

         o Dependence on independent manufacturers could result in product delivery delays;

         o The potential loss of executive officers and certain key personnel who are critical to our business;

         o Dependence on our introduction of new products and enhancements to existing products;

         o Delay in customers' transition to our new products, which could adversely affect our business;

         o        Risks associated with acquisitions;

         o Products that may suffer from defects or errors that may subject us to product returns and product liability claims;

         o A longer than expected sales cycle that may affect our revenues and operating results;

         o Our ability to remain competitive depends on our keeping pace with rapid technological change;

         o Failure to meet future capital needs may adversely affect our business;

         o Continued expansion of the market for communications services which is necessary for our future growth;

         o Failure to adequately protect our proprietary rights may adversely affect us;

         o        Our stock price has been highly volatile;

         o        We are controlled by a small number of stockholders.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM ROGER L. KOENIG DATED AUGUST 20, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                           Carrier Access Corporation

                                 August 20, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                EXECUTIVE OFFICERS OF CARRIER ACCESS CORPORATION

         The directors and executive officers of Carrier Access Corporation and their positions and offices as of August 15, 2001, are set forth in the following table:


        NAME                                                 POSITION
        ----                                                 --------
Roger L. Koenig                       President, Chief Executive Officer and Chairman of the Board of
                                         Directors
Nancy Pierce                          Corporate Development Officer, Secretary and Director
Timothy R. Anderson                   Chief Financial Officer, Vice President of Finance and
                                         Administration, and Treasurer
Mark D. Herbst                        Chief Operations Officer
Mark Nixon                            Vice President of Marketing
John W. Barnett, Jr.                  Director
Joseph Graziano                       Director
David R. Laube                        Director
Mark A. Floyd                         Director

         The address of each director and executive officer is: c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 8030




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